Exhibit 16.1

June 2, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Amendment No. 1 to Pineapple, Inc.’s Form 8-K dated June 2, 2021, and we agree with the statements made therein as related to our firm. We have no basis on which to agree or disagree with other statements of the registrant therein.

Yours truly,

/s/ Macias Gini & O’Connell